Exhibit 22.1

LIST OF ISSUERS OF GUARANTEED SECURITIES

As of January 28, 2022, Berkshire Hathaway Inc. was the guarantor and Berkshire Hathaway Finance Corporation was the issuer of the following securities:

•	3.000% Senior Notes due 2022

•	1.850% Senior Notes due 2030

•	1.450% Senior Notes due 2030

•	2.375% Senior Notes due 2039

•	5.750% Senior Notes due 2040

•	4.400% Senior Notes due 2042

•	4.300% Senior Notes due 2043

•	4.200% Senior Notes due 2048

•	4.250% Senior Notes due 2049

•	2.850% Senior Notes due 2050

•	2.500% Senior Notes due 2051

•	2.625% Senior Notes due 2059

Exact Name of Issuer Subsidiary and Jurisdiction of Formation: Berkshire Hathaway Finance Corporation, a Delaware corporation